Exhibit 10.17

Worldwide Corporate Headquarters Equinix, Inc. One Lagoon Drive Redwood City, CA 94065
www.equinix.com +650 598 6000 Main +650 598 6900 Fax

STRICTLY PRIVATE & CONFIDENTIAL

5th June 2019

Mr. Eric Schwartz
Koningslaan 26 II, II and IV Floor
1075 AD Amsterdam
Netherlands

Dear Eric

Further to discussions with your line manager, this letter will serve to confirm the cessation of your Long Term Assignment to the Netherlands and detail the terms applicable to your repatriation to the United States, with effect as from 1st July 2019.

1. Repatriation: Position, Location, Reporting

As from the repatriation date noted above, you will no longer be assigned to the Netherlands.

Upon your return to United States you will be based from the Denver Office, 1225, Seventeenth Street, Suite 1690, Denver, Colorado, 80202, in the position of Chief Strategy & Development Officer. You will report directly to Charles Meyers, Equinix CEO.

2. Compensation and Benefits Post Secondment

Your compensation and benefits package will revert to the Home Country local basis, without assignment-based allowance(s) augmentation and, subject to all local Home Country income and social tax deductions.

Your new base gross salary upon repatriation will be $525,000

Your Executive Bonus plan will remain unchanged [90% annual: Individual Target]

3. Repatriation Related Benefits

a. Tax Assistance

You will continue to be responsible for complying with any and all applicable income tax regulations in United States and the previous host country (Netherlands) and in any other country where you are required to pay taxes. Equinix will continue to pay for necessary tax assistance from a qualified firm chosen by Equinix to address trailing assignment liabilities. A representative of Deloitte Touche Tomatsu Limited will contact you prior to your repatriation to discuss and require compliance and documentation requirements. This meeting must take place before your final repatriation travel can be authorised.

Either before or upon your arrival in the United States, a representative of Deloitte Touche Tomatsu Limited will also contact you to arrange a meeting to address tax compliance requirements in the United States. It is critical that this meeting occurs in order to ensure that you will preserve eligibility and coverage under the Equinix Tax Equalisation Policy.

You will continue to have Deloitte Touche Tomatsu Limited complete your tax filing obligations for the 2019 and 2020 tax years for you and your daughter.

You will also be tax equalised for all your trailing compensation and the associated liabilities, including taxation due on your relocation benefits pre and post repatriation. As part of your tax equalisation any net relocation benefits will be grossed up accordingly. Deloitte will provide US, Dutch and UK tax support as necessary. The will include US and Dutch tax preparation services and filing for 2019, 2020, 2021, 2022 and 2023, with the inclusion of the UK as a safety net should a UK filing be required

b. Assignment Allowances and Reimbursements

As you repatriate your assignment allowances / reimbursements will be treated as follows:

•
Direct Paid Housing - Payment of your rent in the assignment location will continue until such time as you repatriate. Expense related to ending the lease of your property and the cleaning of the property will be covered by Equinix

•
Cleaning and dilapidation - Payment of the cleaning of your property and the payment of any dilapidation/repair claims made by the landlord. Any damage in the property over and above reasonable ‘fair wear and tear’, may be recoverable from you by Equinix

•	Direct Paid Schooling- Payment of any schooling charges following notice being served.

•	Temporary Accommodation - A hotel or serviced apartment for a period of up to 30 days will be provided to you upon return to the Home Country, if required.

•
Per Diem - In the event of having to leave the permanent housing and whilst in temporary accommodation (serviced flat/apartment) until the repatriation date, meals and incidental expenses will be reimbursed to per diem rate values as supplied by Equinix's appointed data service suppliers, via the relocation destination service provider.

•	One Way Flight - Equinix will reimburse you for the flight(s) back to the Home Country for you and accompanying family members, in line with the Group Travel policy

•
Pro-rated Bonus - Equinix may elect to pay your pro-rated bonus award for pay year 2019, covering your time spent in the host country. You will be advised in a separate letter if this is the case, together with the calculation.

c. Repatriation Benefits

•
Return Shipment - A household goods shipment to transport your belongings back to the Home Country, will be provided to you. Weight limits will be based on Equinix policy. K2 will arrange this shipment.

•	Delivery of Storage- Your storage items, once scheduled, will be delivered and unpacked to your home address in the United States,

•
Relocation Allowance - A one-time, lump sum relocation allowance of USD 10,000.00 net will be provided to you to defray a portion of the expenses associated with your move to the Home Country. The relocation allowance will be grossed up where required to include an amount sufficient to cover the withholding taxes you would otherwise have to pay. The relocation allowance will be paid to you by the Employer Payroll in your Home Country and the “grossed up” amount of the allowance will be reported as income to you.

d. Immigration Assistance

•	Your immigration status in the host country will be updated and as per any agreements in respect of either continued business travel and/or the circumstances of any dependants

Please confirm you have read and understood the terms of your repatriation by signing and dating this Repatriation letter in the space provided and returning a copy to me.

Yours sincerely

/s/ Tracy Figliola
Tracy Figliola
Senior Director, Human Resources
For and on behalf of the
Equinix Global Mobility Team
E: GlobalMobility@equinix.com

I have read, understood and agree to the terms and conditions of my repatriation to Denver, Colorado, United States, in accordance with this Repatriation Letter.

/s/ Eric Schwartz	6/5/2019
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Eric Schwartz	Date